Exhibit 10.1

TWELFTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Twelfth Amendment to Loan and Security Agreement (“Amendment”) is dated as of June 30, 2016 by and among DENT-A-MED INC., an Oklahoma corporation (“Dent-A-Med”), and HC RECOVERY, INC., an Oklahoma corporation (collectively the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A. Borrowers, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of May 18, 2011 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B. Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1. Amendments. Upon the effectiveness of this Amendment, the Loan Agreement is amended as follows:

(a) Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:

“Applicable Margin” means 4.375%; provided, however, the Applicable Margin shall be increased by 0.25% if Monthly Excess Availability is less than 20% (as determined by Agent). For purposes of the foregoing (i) the Applicable Margin shall be adjusted monthly upon Agent’s receipt of Availability Statement, financial statements and other documentation and reports required pursuant to Section 6.1 of this Agreement, and effective the first (1st) day of the calendar month of the delivery of such financial statements and other documentation and reports and (ii) if Borrowers fail to timely deliver the applicable Availability Statement, financial statements, documentation and reports or any other Event of Default then exists, then at Agent’s option, the Applicable Margin will be increased to the highest rate of interest pursuant to the above, which rate of interest shall continue in effect until the applicable Availability Statement, financial statements, documentation and reports are delivered. In the event that any Availability Statement delivered pursuant to Section 6.1 of this Agreement is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then Borrowers shall immediately (i) deliver to Agent a corrected Availability Statement for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected Availability Statement, and (iii) immediately pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.

“LIBOR Rate” means the greater of (a) one (1) month London Interbank Offered Rate for any day as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication and (b) 0.40%; provided any change in the LIBOR Rate during a calendar month that exists as of the last Business Day of a calendar month shall take effect for purposes of Section 2.6 hereof on the first (1st) day of the immediately following month.

“Permitted Indebtedness” means (a) borrowings from Agent and Lenders hereunder; (b) trade indebtedness in the normal and ordinary course of business for value received; (c) indebtedness and obligations incurred to purchase or lease fixed or capital assets; (d) the other indebtedness and obligations described on Schedule II attached hereto and made part hereof; (e) indebtedness in connection with Bank Products; and (f) non-interest bearing Debt owing to Parent, Progressive Finance or any of their Affiliates so long (i) no payments are made or required to be made with respect thereto and (ii) such Debt is converted into equity at a time and in a manner reasonably acceptable to Agent.

(b) New Definitions. The following new definitions are added to Section 1.1 of the Loan Agreement:

“Cash Collection Percentage” means the percentage equal to (a) principal, interest and fees collected less return charges with respect to Receivables during such calendar month, (b) divided by gross Receivables as of the first day of such calendar month.

“EBITDA” means for Borrowers, on a consolidated basis for the period of determination as calculated in accordance with GAAP, earnings before payments of interest, taxes, depreciation and amortization expenses, minus (a) any deficits from the amount required as an allowance for loan losses under Section 6.4(c) hereof, minus (b) the amount of any Receivables to be charged off, that have not been charged off, in Section 6.4(d) hereof.

“Monthly Excess Availability” means, as of any date of determination, a percentage equal to (a) the difference between (i) the sum of (A) the lesser of the Borrowing Base and the Maximum Principal Amount, plus (B) cash of Borrowers held in deposit accounts subject to a Control Agreement (if any) and unrestricted cash held in all other accounts, minus (ii) the sum of the amount of outstanding Advances and Letter of Credit Amount divided by (b) the lesser of the Borrowing Base and the Maximum Principal Amount.

(c) Financial Covenants. Section 6.4 of the Loan Agreement is amended and restated as follows:

Section 6.4 Financial Covenants. At all times Borrowers shall maintain the following financial covenants:

(a) EBITDA.

(i) As of the end of each calendar month for the twelve (12) month period then ending, EBITDA of not less than negative $10,000,000.

(ii) As of the end of each fiscal quarter for the fiscal quarter then ending commencing with the fiscal quarter ending June 30, 2016, EBITDA of not less than negative $3,000,000 and solely for the fiscal quarter ending March 31, 2017 not less than negative $5,000,000.

(b) Senior Debt to Tangible Net Worth Ratio. As of the end of each calendar month, a Senior Debt to Tangible Net Worth Ratio of not more than 2.0 to 1.0.

(c) Allowance for Loan Losses. At all times the aggregate value of Borrowers’ allowance for loan losses (inclusive of deferred discounts and merchants’ and providers’ recourse reserves), as calculated in accordance with GAAP, shall be:

(i) as required by ASC 805 and ASC 310 in accordance with GAAP related to Receivables owned by Borrowers on October 15, 2015; and

(ii) for all other Receivables of Borrowers, not less than the greater of (A) Principal Receivables originated after October 15, 2015 outstanding as of the most recent month end multiplied by the rolling twelve (12) month ratio of net charge-offs for all Receivables to average Principal Receivables during such twelve (12) month period; or (B) an amount pursuant to the recommendation of the independent certified public accountant auditing Borrowers’ financial statements.

(d) Charge off Policy. Receivables must be charged off (on a monthly basis) with respect to which no payment due and owing thereunder has been made for a period that is equal to or greater than One Hundred Eighty (180) days, as determined on a contractual basis

(e) Collateral Performance Indicator. A Collateral Performance Indicator of less than or equal to 30%.

(f) Tangible Net Worth. As of the end of each calendar month, Tangible Net Worth of at least $40,000,000.

(g) Cash Collection Percentage. As of the end of each calendar month for such calendar month, a Cash Collection Percentage of greater than or equal to 5.0%.

The determination of the financial covenants contained herein shall exclude any asset, liability, expense or income associated with Statement of Financial Accounting Standard No. 133. The determination of Section 6.4(a) shall add or subtract any adjustments to the fair market value of Receivables owned by Borrowers as of October 15, 2015 in accordance with ASC 805, with written notice provided by Borrowers to Agent of such effects, with respect to changes related to the Receivables. Borrowers’ failure to comply with Section 6.4(c) or Section 6.4(d) shall not, in itself, constitute an Event of Default so long as such shortfalls are deducted, as contemplated by the terms of this Agreement, in the determination of the other financial covenants contained herein.

(d) Debt to Equity Conversion Documents. On or before August 31, 2016, Borrowers shall deliver to Agent the agreements, documents and instruments evidencing the Debt described in clause (f) of the Permitted Indebtedness definition (such agreements, documents and instruments to be in form and substance satisfactory to Agent).

2. Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Execution and delivery to Agent by Borrowers and Lenders of this Amendment;

(b) Payment to Agent, for the benefit of Lender, by Borrowers of a non-refundable and fully earned amendment fee in the amount of $10,000 (“Amendment Fee”) in immediately available funds; and

(c) Execution and/or delivery by the parties of all other agreements, instruments and documents reasonably requested by Agent to effectuate and implement the terms hereof and the Credit Documents.

3. Representations and Warranties. Borrowers represent and warrant to Agent and Lenders that:

(a) All warranties and representations made to Agent and Lenders under the Loan Agreement and the Credit Documents are true and correct in all material respects.

(b) The execution and delivery by Borrowers of this Amendment and the performance by Borrowers of the transactions herein and therein contemplated (i) are and will be within Borrowers’ powers, (ii) have been authorized by all necessary organizational action, and (iii) do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of Borrowers, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which any Borrower is a party or by which any Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of Borrowers.

(c) The execution and delivery by Borrowers of this Amendment and the performance by Borrowers of the transactions herein and therein contemplated do not and will not violate any provisions of any Debt Facility.

(d) This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

4. Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrowers or any third party to Agent and Lenders as evidenced by the Credit Documents. Borrowers hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrower has any claims, offsets, defenses or counterclaims arising from any of Agent’s or any existing or prior Lender’s acts or omissions with respect to the Credit Documents or Agent’s or any existing or prior Lender’s performance under the Credit Documents; and (c) Borrowers promise to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof. In consideration of the modification of certain provisions of the Credit Documents, all as herein provided, and the other benefits received by Borrowers hereunder, Borrowers hereby RELEASE, RELINQUISH and forever DISCHARGE Agent and Lenders, and their predecessors, successors, assigns, shareholders, principals, parents, subsidiaries, agents, officers, directors, employees, attorneys and representatives (collectively, the “Released Parties”), of and from any and all present claims, demands, actions and causes of action of any and every kind or character, whether known or unknown, which a Borrower has or may have against Released Parties arising out of or with respect to any and all transactions relating to the Loan Agreement, the Notes, and the other Credit Documents occurring prior to the date hereof.

5. Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, Borrowers reconfirm the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

6. Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirm that, as of the date hereof, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers with respect to Bank Products owing to Agent and Wells Fargo Affiliates) in the aggregate principal amount of $42,031,423.90, plus with respect to an issued an outstanding Letter of Credit in the face amount of $2,000,000, plus continually accruing interest and all fees, costs, and expenses owing under the Loan Agreement, including reasonable attorneys’ fees, incurred through the date hereof.

7. Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

8. Governing Law. This Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of law rules.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWERS:	DENT-A-MED INC.

	By:	/s/ Ryan Ray
	Name:	Ryan Ray
	Title:	President

HC RECOVERY, INC.

	By:	/s/ Ryan Ray
	Name:	Ryan Ray
	Title:	President

AGENT AND LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ Casey R. Johnson
	Name:	Casey R. Johnson
	Title:	Senior Vice President

SIGNATURE PAGE TO TWELFTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT